Filed Pursuant to Rule 424(b)(3)

Registration No. 333-139838

Prospectus Supplement

(To Prospectus Dated January 5, 2007)

$180,000,000

LEVEL 3 COMMUNICATIONS, INC.*

Shares of Common Stock of Level 3 Communications, Inc. Issuable Upon Conversion of 3.125% Convertible Senior Debentures due 2026 of Broadwing Corporation

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrants*	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number

Broadwing Corporation	Delaware	4813	52-2041343

Dorsal Networks, LLC	Delaware	4813	52-2262523

United Cable Holdings, LLC	Delaware	4813	20-3568123

Corvis Operations, Inc.	Delaware	4813	42-1540478

Corvis Equipment, LLC	Delaware	4813	00-0000000

Corvis Government Solutions, Inc.	Delaware	4813	01-0733079

CIII Communications, LLC	Delaware	4813	75-3105013

Broadwing Communications, LLC	Delaware	4813	75-3105020

Broadwing Communications Real Estate Services, LLC	Delaware	4813	27-0013737

Broadwing Communications Canada, LLC	Delaware	4813	01-0776370

Broadwing Communications Holdings, Inc.	Delaware	4813	20-3368922

Broadwing Communications Corporation	Delaware	4813	36-4167094

Broadwing Financial Services, Inc.	Delaware	4813	36-4260494

*	Addresses and telephone numbers of principal executive offices are the same as those of Level 3 Communications, Inc.

This prospectus supplement supplements the prospectus dated January 5, 2007 (the “prospectus”) of Level 3 Communications, Inc. relating to the sale by certain holders of Broadwing Corporation’s 3.125% convertible senior debentures due 2026 and the shares of Level 3 common stock issuable upon conversion of the convertible debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

The following table supplements or amends, as noted, the information contained in the table set forth in the prospectus under the caption “Selling Stockholders.” The table sets forth information with respect to the selling stockholders identified below and the principal amounts at maturity of beneficially owned by each selling stockholder identified below that may be offered under the prospectus. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of the common stock into which the convertible debentures have been converted. Because the selling stockholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling stockholders upon termination of any sales. In addition, since the date on which they provided the information regarding their common stock, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Unless otherwise indicated below, to our knowledge, no selling stockholder named in the table below beneficially owns one percent or more of our common stock.

	Principal Amount of Convertible Debentures		Number of Shares of Level 3 Common Stock
Selling Securityholder	Beneficially Owned and Offered Hereby ($)	Percentage of Convertible Debentures Outstanding	Beneficially Owned	Offered Hereby	Owned After Offering	Percentage Owned After Offering
Sandelman Partners Multi-Strategy MasterFund, Ltd.(29)	0	0	478,790	478,790	—	—
Promethean I Master, Ltd.(30)	0	0	239,395	239,395	—	—

(29)	Sandelman Partners, LP has sole voting and dispositive power over the registrable securities. Sandelman Partners, LP’s General Partner is Sandelman Partners GP, LLC, whose Managing Member is Jonathan Sandelman.
(30)	Promethean Asset Management, LLC, a New York limited liability company, serves as investment manager to Promethean I Master Fund, Ltd. (“Promethean I”) and the trading advisor for Lyxor/Gala II Fund Ltd. (“Lyxor”) and may be deemed to share beneficial ownership of the shares beneficially owned by Promethean I and Lyxor, as a result of Promethean’s power to vote and dispose of securities in each of Promethean I and Lyxor. The ownership information for each of these two selling stockholders does not include the ownership information for the other. Promethean disclaims beneficial ownership of the shares beneficially owned by Promethean I and Lyxor, and each of Promethean I and Lyxor disclaims beneficial ownership of the shares beneficially owned by the other. James F. O’Brien, Jr. indirectly controls Promethean Asset Management, LLC. Mr. O’Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, Promethean I and Lyxor.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to the prospectus if and when necessary.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 30, 2007.